Exhibit 5.1

99 Bishopsgate
London EC2M 3XF
United Kingdom
Tel: +44(0)20.7710.1000 Fax:+44(0)20.7374.4460
www.lw.com
FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Boston	New York
May 9, 2012	Brussels	Orange County
	Chicago	Paris
	Doha	Riyadh
	Dubai	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
Telefonaktiebolaget LM Ericsson	London	Singapore
SE-164 833	Los Angeles	Tokyo
Stockholm, Sweden	Madrid	Washington, D.C.
Milan

Re:	Registration Statement No. 333-180880; $1,000,000,000 Aggregate Principal Amount of 4.125% Senior Notes due 2022

Ladies and Gentlemen:

We have acted as special U.S. counsel to Telefonaktiebolaget LM Ericsson, a public limited liability company organized under the laws of the Kingdom of Sweden (the “Company”), in connection with the Company’s issuance of $1,000,000,000 in aggregate principal amount of the Company’s Senior 4.125% Notes due 2022 (“the Notes”) under an indenture, dated as of the date hereof, as supplemented by a supplemental indenture, dated as of the date hereof (together the “Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee, and pursuant to a registration statement on Form F-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 23, 2012 (Registration No. 333-180880) (the “Registration Statement”), a base prospectus dated April 23, 2012 included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), a preliminary prospectus supplement dated May 2, 2012, filed with the Commission pursuant to Rule 424(b) under the Act on May 2, 2012 (together with the Base Prospectus, the “Preliminary Prospectus”), a final prospectus supplement dated May 2, 2012, filed with the Commission pursuant to Rule 424(b) under the Act on May 3, 2012 (together with the Base Prospectus, the “Prospectus”), and an underwriting agreement dated May 2, 2012 between J.P. Morgan Securities LLP, Deutsche Bank Securities Inc. and the Company (the “Underwriting Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or the Prospectus, other than as expressly stated herein with respect to the issue of the Notes.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual

May 9, 2012

matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes will be the legally valid and binding obligation of the Company, enforceable against the Company in accordance with their terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 4.4 of the Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (m) any provision to the extent it requires that a claim with respect to the Notes (or a judgment in respect of such a claim) be converted into another currency at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (n) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed: (i) that the Notes and the Indenture (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto; (ii) that each of the Documents will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms; and (iii) that the status of each of the Documents as legally valid and binding obligations of the parties will not be affected by any (a) breaches of, or defaults under, agreements or instruments, (b) violations of statutes, rules, regulations or court or governmental orders, or (c) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

May 9, 2012

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 6-K to be filed May 9, 2012, and to the reference to our firm contained in the Prospectus under the heading “Validity of the Notes.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP